EXHIBIT 3.1(IV)


                               STATE OF CALIFORNIA
                              Office of the
                              Secretary of State

                               SECRETARY OF STATE


     I, BILL JONES, Secretary of State of the State of California, hereby certify:

     That the attached transcript of 11 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.


                              IN WITNESS WHEREOF, I execute this
                              certificate and affix the Great Seal of
                              the State of California this day of
THE GREAT SEAL OF THE
STATE OF CALIFORNIA
                              JAN 10 2001
                              ----------------

                              /S/  Bill Jones

                              Secretary of State

       ENDORSED - FILED                              FILED # C24084-01
in the office of the Secretary of State                OCT  04  200
 of the State of California                          IN THE OFFICE OF
        DEC 24 2001                                    DEAN HELLER
Bill Jones, Secretary of State                Dean Heller, Secretary of State

                               ARTICLES OF MERGER

                                       of

                             ANTICLINE URANIUM, INC.
                           (a California corporation)

                                  with and into

                             ANTICLINE URANIUM, INC.
               (a Nevada corporation and wholly owned subsidiary)


          Pursuant to Section 78.458 of the Nevada Revised Statutes (NRS) and
Section 1110 of the California Corporations Code, the corporations herein named do hereby adopt the following Articles of Merger.

          1. Annexed hereto and made a part hereof as Exhibit "A" is the Plan and Agreement of Merger for merging ANTICLINE URANIUM, INC., a California corporation ("ANTICLINE - California"), with and into ANTICLINE URANIUM, INC., a Nevada corporation ("ANTICLINE - Nevada"). The latter is a wholly owned subsidiary of the former. In addition to having obtained approval by the stockholders of each constituent corporation as set forth below, the said Plan and Agreement of Merger has been adopted and approved by the Board of Directors of ANTICLINE-California and by the Board of Directors of ANTICLINE-Nevada, all as required under NRS Section 78.458.1(b).

          2. The merger of ANTICLINE-California with and into ANTICLINE-Nevada is permitted by the laws of the States of California and Nevada and has been undertaken in compliance with said laws.

          3. The said Plan and Agreement of Merger, Exhibit "A" hereto, was submitted to the stockholders of ANTICLINE-California pursuant to applicable provisions of the Cal. Corp. Code. The manner of approval thereof by said stockholders was as follows:

                 (i) The designation, number of outstanding shares and the number of votes entitled to be cast by the one and only class of securities entitled to vote on the said Plan and Agreement of Merger are as follows:

                                                          Number
                                                         Entitled
          Designation           Outstanding Shares        to Vote
          -----------           ------------------      -----------

         Common stock               50,000,000           50,000,000

                (ii) The transaction was submitted to the stockholders of ANTICLINE-California by means of Cal. Corp. Code Section 603, entitled "Actions without meeting; written consent of shareholders; . . .."  The total number of votes whose owners or holders consented, in writing, to the merger herein provided for is as follows:

                  Number Voted For         Number Voted Against
                  ----------------         --------------------
                    46,168,400                       None


               The foregoing number of votes which consented in writing to the said Plan and Agreement of Merger by the singular voting group entitled to vote thereon was 92.33%, or well over fifty percent (50%), and therefore, such was sufficient for the approval thereof by the one and only class of issued and outstanding shares.

          4. As contemplated in Cal. Corp. Code Section 1110, ANTICLINE-California owns one hundred percent (100%) of the total number of issued and outstanding shares of ANTICLINE-Nevada. While not required under the laws of either California or Nevada, the vote of the sole stockholder of ANTICLINE-Nevada was undertaken nonetheless. In doing so, all one hundred (100) issued and outstanding shares of ANTICLINE-Nevada were unanimously cast by ANTICLINE-California in favor of the Plan and Agreement of Merger. Such was done in accordance with NRS Section 78.320.

          5. As contemplated in NRS Section 78.458.1(e), no amendments to the Articles of Incorporation of ANTICLINE-Nevada, the Survivor, will result by the merger provided for herein.

          6. This merger is being effectuated pursuant to NRS Section 92A.190 1(d) titled Merger or exchange with foreign entity and Section 1110 of the Cal. Corp. Code entitled Short form merger of 90% or more owned subsidiary into parent or parent and any other subsidiary into subsidiary. Immediately prior to the effective time of the merger, the parent corporation, ANTICLINE-California, owned 100%, or at least 90%, of the issued and outstanding shares of each class of its subsidiary, ANTICLINE-Nevada.

          7. As contemplated in Section 1108(d) of the Cal. Corp. Code and as further set forth in the Plan and Agreement of Merger attached hereto, the merger herein described shall become effective upon filing of the Articles of Merger with both the State of California and the State of Nevada. This effective date shall comply with Section 1108(d) and (e) of the Cal. Corp. Code and Section 78.458(3) of the Nevada Revised Statutes.

          8. The most convenient address of the Surviving Corporation shall be c/o John Michael Coombs, Esq., 3098 South Highland Drive, Suite 323, Salt Lake City, Utah 84106-3085. SDF Corporate Services, Inc., ANTICLINE-California's current registered agent, shall continue to act as the registered agent for service of process in California to the extent such is required under California

                                -2-

law. The Surviving Corporation in the merger, ANTICLINE-Nevada shall also maintain an office in Nevada as follows: ANTICLINE URANIUM, INC., c/o State Agent and Transfer Syndicate, Inc., Attn: John A. "Jed" Block, 202 North Curry Street, Suite 100, Carson City, Nevada 89703-4121.


                                   ANTICLINE URANIUM, INC.,
                                   a California corporation



Date: September 20, 2001                /s/ John Michael Coombs
                                   ___________________________________
                                   John Michael Coombs, President


Date: September 20, 2001                /s/   Terry Pantelakis
                                   ____________________________________
                                   Terry Pantelakis, Secretary/Treasurer



                                   ANTICLINE URANIUM, INC.,
                                   a Nevada corporation


Date: September 20, 2001                /s/ John Michael Coombs
                                   ___________________________________
                                   John Michael Coombs, President


Date: September 20, 2001                /s/   Terry Pantelakis
                                   ____________________________________
                                   Terry Pantelakis, Secretary/Treasurer



                                  -3-




EXHIBT "A" to Articles of Merger


                          AGREEMENT AND PLAN OF MERGER

                               of

                    ANTICLINE URANIUM, INC.
     (a California corporation and the parent corporation)

                         with and into

                    ANTICLINE URANIUM, INC.
       (a Nevada corporation and wholly owned subsidiary)


          THIS AGREEMENT AND PLAN OF MERGER entered into this 20th day of September, 2001, by and between ANTICLINE URANIUM, INC., a California corporation ("ANTICLINE-California"), and ANTICLINE URANIUM, INC., a Nevada corporation and wholly-owned subsidiary of the former ("ANTICLINE-Nevada").

                                   WITNESSETH

          WHEREAS, ANTICLINE-California is a corporation which is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has, and will have as of the Effective Time (hereinafter defined), authorized capital stock consisting of fifty million (50,000,000) shares of Common Capital Stock having a par value of $0.001 per share ("ANTICLINE-California Common Stock"), of which, at present, all fifty million (50,000,000) shares so authorized are issued and outstanding;

          WHEREAS, ANTICLINE-Nevada is a recently formed corporation which is duly organized, validly existing and in good standing under of laws of the jurisdiction of its incorporation with the same directors and officers as that of ANTICLINE-California, and it has, and will have, as of the Effective Time (hereinafter defined), authorized capital stock consisting of fifty million (50,000,000) shares of Common Stock having a par value of $0.001 per share ("ANTICLINE-Nevada Common Stock"), of which, at present, there are but one hundred (100) shares issued and outstanding, all of which are owned and held by ANTICLINE-California, its parent corporation;

          WHEREAS, ANTICLINE-California desires to change its domicile to the State of Nevada;

          WHEREAS, a change of domicile, form or identity of a corporation is considered a tax-free exchange under Section 368(a)(1)(F) of the Internal Revenue Code, as amended, and can be accomplished through a merger by and between a parent corporation and its subsidiary;

          WHEREAS, ANTICLINE-California has caused ANTICLINE-Nevada to be formed as its wholly owned subsidiary under the laws of the State of Nevada solely to effect such change of domicile, form or identity;

          WHEREAS, the laws of the State of California, specifically, Cal. Corp. Code Section 1110, allow a domestic parent corporation to merge with and into a foreign subsidiary corporation;

          WHEREAS, the laws of the State of Nevada, specifically, Nevada Revised Statutes (NRS) Section 78.451 through Section 78.466, allow a foreign parent corporation to merge with and into a domestic subsidiary corporation;

          WHEREAS, the laws of the State of California require approval of this type of merger transaction by a majority of the stockholders of ANTICLINE-California and whereas California law further requires giving dissenters' rights of appraisal in this instance; and

          WHEREAS, the Boards of Directors of ANTICLINE-California and ANTICLINE-Nevada have adopted resolutions declaring advisable the proposed merger of ANTICLINE-California into and with ANTICLINE-Nevada upon the terms and conditions hereinafter set forth and WHEREAS the Boards of Directors of both ANTICLINE-California and ANTICLINE-Nevada have, by resolution, unanimously adopted and approved this Agreement and Plan of Merger and directed that it be submitted to each corporation's respective Shareholders, all in accordance with the applicable laws of the State of California as well as the State of Nevada,

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and pursuant to applicable statutes, ANTICLINE-California and ANTICLINE-Nevada hereby agree that ANTICLINE-California shall be merged with and into ANTICLINE-Nevada and ANTICLINE-Nevada shall be and become the "Surviving Corporation" in the manner herein provided, more specifically, as follows:

                                    ARTICLE I
                                   THE MERGER

     1.1 Merger. Subject to the conditions hereinafter set forth, at the Effective Time, as defined in Section 4.3 hereof, ANTICLINE-California shall be merged with and into ANTICLINE-Nevada, a wholly-owned subsidiary of the former, which shall be the surviving corporation, and ANTICLINE-Nevada, at such time, shall merge ANTICLINE-California with and into it. The corporate existence of ANTICLINE-Nevada, with all its purposes, powers, and objects shall continue unaffected and unimpaired by the merger, and ANTICLINE-Nevada, as it shall be constituted after the Effective Time, will be and is herein called the "Surviving Corporation." The separate corporate existence of ANTICLINE-California shall cease at the Effective Time, and thereupon ANTICLINE-California and ANTICLINE-Nevada shall be a single corporation which shall be ANTICLINE-Nevada, and which shall be and continue as a Nevada corporation subject to and governed by the laws of the State of Nevada.

     1.2 Rights and Property of Surviving Corporation. From and after the Effective Time, ANTICLINE-Nevada, as the Surviving Corporation, shall continue to possess all of the rights, privileges, powers, franchises and licenses and all of the interests in and to every type of property (real, personal and mixed) and choses in action possessed by ANTICLINE-Nevada immediately prior to the Effective Time and without further act or deed shall succeed to and possess all of the rights, privileges, powers, franchises and licenses and all of the interests in and to every type of property (real, personal and mixed) and choses in action possessed by ANTICLINE-California immediately prior to the Effective Time, in the same manner and to the same extent as if such rights, privileges, powers, franchises, licenses and interests were held or enjoyed by ANTICLINE-Nevada immediately prior to the Effective Time.

     1.3       Liabilities and Obligations of Surviving Corporation.   From and
after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all of the restrictions, disabilities and duties of ANTICLINE-California; and all the rights, privileges, powers and franchises of ANTICLINE-California, and all property, real, personal and mixed, and all debts due to ANTICLINE-California on whatever account, as well for stock subscriptions as all other things in action or belonging to ANTICLINE-California shall belong to and become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they were of ANTICLINE-California, and the title to any real estate or other property vested by deed or otherwise in ANTICLINE-California shall not revert or be in any way impaired by reason of this Plan; but all rights of creditors and all liens upon any property of ANTICLINE-California shall be preserved unimpaired, and all debts, liabilities and duties of ANTICLINE-California shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Specifically, but not by way of limitation, any action or proceeding whether civil, criminal or administrative, pending by or against ANTICLINE-California, shall be prosecuted as if this Plan had not taken place, or the Surviving Corporation may be substituted in any such action or proceeding.

     From and after the Effective Time, ANTICLINE-Nevada, as the Surviving Corporation, shall continue to be subject to all of the debts, liabilities, restrictions, disabilities and duties to which ANTICLINE-California was subject immediately prior to the Effective Time and ANTICLINE-Nevada shall otherwise be and become subject to all of the debts, liabilities, restrictions, disabilities and duties to which ANTICLINE-California was subject immediately prior to the Effective Time in the same manner as if ANTICLINE-Nevada had itself incurred them. All rights of creditors and liens or encumbrances of any kind upon any of the property of ANTICLINE-California shall be preserved unimpaired and the same shall inhere in and become those of ANTICLINE-Nevada. The effect of the merger shall be that effect provided for in Cal. Corp. Code Section 1107 titled Effect of merger; rights of creditors; liens; pending actions or proceedings, and NRS
Section 92A.250 titled Effect of merger or exchange.

     All corporate acts, plans, policies, contracts, approvals and authorizations of ANTICLINE-California and its stockholders, board of directors, committees, elected or appointed by the Board of Directors, officers and agents, which were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the Surviving Corporation and shall be as effective and binding thereon as the same were with respect to ANTICLINE-California.

     1.4 Books and Records. The assets, liabilities, reserves and accounts of ANTICLINE-California shall be recorded on the books of the Surviving Corporation at the amounts at which they, respectively, shall then be carried on the books of ANTICLINE-California, subject to such adjustments or eliminations of intercompany items as may be appropriate in giving effect to the Plan.

     1.5 Rights of Stockholders. Stockholders of both corporations shall be afforded all rights, privileges and obligations contained within the California Corporations Code and the Nevada Revised Statutes as such laws relate to a merger between a parent corporation and its subsidiary and when the subsidiary is to become the Survivor.

     1.6 Further Actions or Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignment, assurances in law or any other things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property or right of ANTICLINE-California acquired or to be acquired by reason of, or as a result of, the merger, ANTICLINE-California and its proper officers and directors will execute and deliver all such proper deeds, assignments and assurances required by law and do all things necessary and proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the intent and purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are and will be fully authorized in the name of ANTICLINE-California or otherwise to take any and all such actions.

                                   ARTICLE II
                       ARTICLES OF INCORPORATION; BYLAWS;
                          BOARD OF DIRECTORS; OFFICERS

     2.1 Articles of Incorporation. The Articles of Incorporation of ANTICLINE-Nevada as in effect at the Effective Time shall become the Articles of Incorporation of the Surviving Corporation until the same shall be amended as provided by law.

     2.2 Bylaws. The Bylaws of ANTICLINE-Nevada as in effect at the Effective Time shall become the Bylaws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed as provided by law.

     2.3 Directors and Officers. From and after the Effective Time, the directors and officers of ANTICLINE-Nevada shall continue to serve as the directors and officers of the

Surviving Corporation, each to serve until his or her respective successor shall have been duly elected and qualified. All such directors and officers are also the directors and officers of ANTICLINE-California.

                                   ARTICLE III
                              CONVERSION OF SHARES

     3.1 Conversion of Shares. Each one hundred (100) shares of Common Stock of ANTICLINE-California outstanding immediately prior to the Effective Time shall thereupon automatically and without any further act on the part of the holders thereof, be converted and convertible, at the Effective Time, into and become one (1) share of ANTICLINE-Nevada Common Stock. At the Effective Time, such shares so converted shall constitute all of the then issued and outstanding shares of Common Stock of the Surviving Corporation. Accordingly, at and upon the Effective Time, every stockholder of ANTICLINE-California shall be entitled to one (1) share of ANTICLINE-Nevada for each one hundred (100) shares of ANTICLINE-California he or she owns, the result of which shall be, upon the Effective Time, that ANTICLINE-Nevada shall have five hundred thousand (500,000) shares of common capital shares issued and outstanding or one one-hundredth as many shares issued and outstanding as had been issued and outstanding in ANTICLINE-California immediately prior to the Effective Time. In the event that fractional shares are created by the conversion ratio, shares of ANTICLINE-Nevada to be issued shall be rounded up to the next nearest share.

     3.2 Exchange of Certificates. After the Effective Time, all holders of shares of ANTICLINE-California Common Stock shall promptly surrender them to ANTICLINE-Nevada's duly appointed transfer agent, Atlas Stock Transfer Corp. located at 5899 South State Street, Murray, Utah 84107, in such a manner as ANTICLINE-Nevada shall legally require. Those shareholders submitting shares for transfer and registration shall be required to pay all charges therefor on his or her own. Upon receipt of said share certificate(s), ANTICLINE-Nevada's transfer agent shall issue, in exchange therefor, a certificate or certificates for shares of ANTICLINE-Nevada Common Stock representing the number of shares of such stock to which such holder shall be entitled as hereinabove set forth.

     3.3 Cancellation of Pre-Merger ANTICLINE-Nevada Common Stock. At and after the Effective Time, the one hundred (100) shares of ANTICLINE-Nevada Common stock currently owned and held by ANTICLINE-California by book entry will be canceled on ANTICLINE-Nevada's books and records.

                                   ARTICLE IV
                             CONSUMMATION OF MERGER

     4.1 Filing of Merger Documents. Subject to the terms and conditions hereof, as soon as practicable, ANTICLINE-Nevada and ANTICLINE-California shall execute and file all such certificates and other documents relating to the merger as are required to be filed under the laws of the States of Nevada and California to effectuate the merger and shall promptly take all such other action necessary to fully and completely effectuate the merger.

     4.2 Required Vote. The vote for approval of the principal terms of the merger contemplated by this Agreement shall be by unanimous vote of the holders of the issued and outstanding shares of stock of ANTICLINE-Nevada. The Plan must also be adopted or approved by persons owning a majority of the shares of ANTICLINE-California. Since ANTICLINE-California owns all of the issued and outstanding shares of ANTICLINE-Nevada, ANTICLINE-California will unanimously vote its ANTICLINE-Nevada shares in favor of the Plan. Stockholders of ANTICLINE-California shall be given such written notice as required by law.

     4.3 Effective Time. As contemplated under both California and Nevada law, the merger shall become effective at the time the Articles of Merger are duly filed with the States of Nevada and California. According to California law, provided that the merger documents are not filed in California more than six (6) months after the date they are filed in Nevada, the merger shall become effective, after such documents are filed and accepted by the Secretary of State of California, as of the date they are filed and accepted by the Secretary of State of the State of Nevada. See, e.g., Cal. Corp. Code Section 1108(d) and
(e).

     4.4 Termination. Any party may terminate this Agreement at any time prior to the filing of the Articles of Merger with the Secretary of State of the State of Nevada, notwithstanding prior approval by the shareholders of either party.

     4.5 Modification of Amendment of Agreement. At any time prior to the Effective Time, the parties hereto may, by written agreement approved by their respective Boards of Directors, amend, modify or waive compliance with any of the conditions, covenants or provisions of this Agreement.

     4.6 Principal Offices After Consummation of the Merger. An office of the Surviving Corporation shall be maintained at the following: c/o John Michael Coombs, Esq., 3098 South Highland Drive, Suite 323, Salt Lake City, Utah 84106-3085, phone number (801) 467-2021, fax no. (801) 467-3256. The Surviving
Corporation shall also maintain an office in the State of Nevada at the following: ANTICLINE URANIUM, INC., c/o State Agent and Transfer Syndicate, Inc., Attn: John A. "Jed" Block, 202 North Curry Street, Suite 100, Carson City, Nevada 89703-4121.

                                    ARTICLE V
                                  MISCELLANEOUS

     5.1 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which collectively shall constitute but one and the same instrument.

     5.2 Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and are not intended and shall not be considered for any purpose in construing this Agreement.

     5.3 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the States of Nevada and California.

     5.4 Integration. This Agreement and Plan constitutes the complete agreement and understanding between the parties hereto and supersedes any prior or contemporaneous understandings of any kind or nature and may only be modified in a writing duly subscribed by both parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              ANTICLINE URANIUM, INC.,
                                   a California corporation



                              By   /s/ John Michael Coombs
                              ___________________________________
                                 John Michael Coombs
                                 Its:  President
Attest:

/s/ Terry S. Pantelakis
_______________________________
Terry S. Pantelakis
Its:  Secretary/Treasurer
                              ANTICLINE URANIUM, INC.,
                                   a Nevada corporation



                              By   /s/ John Michael Coombs
                              ___________________________________
                                 John Michael Coombs
                                 Its:  President
Attest:

/s/ Terry S. Pantelakis
_______________________________
Terry S. Pantelakis
Its:  Secretary/Treasurer

                             OFFICE OF  THE SECRETARY OF STATE  (SEAL)

                                            STATE OF NEVADA
                                           Secretary of State
                                   I HEREBY CERTIFY THAT THIS IS A TRUE AND
                                   COMPLETE COPY OF THE DOCUMENT AS FILED
                                   IN THIS OFFICE.

                                        OCT 04 2001

                                   /S/  Dean Heller
                                        Dean Heller

                                   By___________________________________